Exhibit 10.1

Execution Version

SUBSCRIPTION AGREEMENT
BY AND AMONG
Comtech Telecommunications Corp.

AND
THE ENTITIES LISTED ON EXHIBIT B HERETO
Dated as of October 18, 2021

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Section 7.15	Public Announcement	34

EXHIBITS

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SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT dated as of October 18, 2021 (this “Agreement”), is by and among Comtech Telecommunications Corp., a Delaware corporation (the “Company”), and the entities that are listed on Exhibit B attached hereto (each, an “Investor” and collectively, the “Investors”). Capitalized terms used but not defined herein have the meanings assigned to them in Exhibit A attached hereto.

WHEREAS, the Company has authorized a new series of its preferred stock titled the “Series A Convertible Preferred Stock,” par value $0.10 per share, with an initial stated value of $1,000 per share (the “Series A Preferred Stock”), in an aggregate number of 125,000 shares;

WHEREAS, the Investors severally and not jointly desire to purchase from the Company, and the Company desires to issue and sell to the Investors, the number of shares of the Company’s Series A Preferred Stock set forth next to their name on Exhibit B attached hereto, on the terms hereinafter set forth; and

WHEREAS, at the Initial Closing, and as a condition of and inducement to the Investors’ willingness to enter into this Agreement, (a) the Company and the Investors will enter into the Registration Rights Agreement, and (b) the Company and the Investors will each enter into a Voting Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I.

PURCHASE AND SALE OF PURCHASED SHARES

Section 1.1              Purchase and Sale. On the terms set forth in this Agreement and subject to the satisfaction (or, to the extent permitted by applicable law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article V, at the Initial Closing, the Investors shall purchase, and the Company shall issue, sell, convey and deliver to the Investors, the number of shares of Series A Preferred Stock set forth next to their names on Exhibit B attached hereto under the heading “Purchased Shares” (the “Purchased Shares”) for an aggregate purchase price of $100,000,000 and a stated value of $1,000 per share, free and clear of any liens, pledges, mortgages, security interests or other encumbrances or charges of any kind (other than Permitted Liens) for the purchase price set forth opposite the name of such Investor on Exhibit B under the heading “Applicable Purchase Price for the Purchased Shares” (the “Applicable Purchase Price”). The Series A Preferred Stock shall have the rights, powers, preferences and privileges set forth in the Certificate of Designations (the “Certificate of Designations”) attached hereto as Exhibit C.

Section 1.2              Initial Closing. On the terms set forth in this Agreement, the closing of the issuance, sale and purchase of the Purchased Shares (the “Initial Closing”) shall take place remotely via the exchange of final documents and signature pages, on October 19, 2021 or at such other times as the Company and the Investors may agree in writing. The date on which the Initial Closing is to occur is herein referred to as the “Initial Closing Date.”

Section 1.3              Closing Deliverables. At the Initial Closing:

(a)           each Investor shall, severally and not jointly, (i) pay, or cause to be paid, to the Company the full amount of the Applicable Purchase Price payable by such Investor by wire transfer of immediately available funds to an account designated in writing by the Company at least two (2) Business Days prior to the Initial Closing Date, (ii) deliver to the Company a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or the applicable Form W-8, as applicable, (iii) deliver to the Company a duly executed counterpart to the Registration Rights Agreement, and (iv) deliver to the Company a duly executed counterpart to a Voting Agreement between the Company and such Investor; and

(b)            the Company shall (i) issue and deliver to each Investor evidence reasonably satisfactory to such Investor of the issuance of the applicable Purchased Shares in the name of such Investor by book-entry on the books and records of the Company, (ii) file the Certificate of Designations with the Secretary of State of the State of Delaware and provide evidence of such filing to the Investors, (iii) deliver to the Investors a duly executed counterpart to the Registration Rights Agreement, and (iv) deliver to the Investors duly executed counterparts to their respective Voting Agreements.

Section 1.4               Optional Shares.

(a)            The Company hereby conveys to each of the Investors a one-time option exercisable by each of the Investors on one occasion at any time on or prior to March 31, 2023 (the “Exercise Period”), to purchase all (but not less than all) of the number of shares of Series A Preferred Stock set forth next to their names on Exhibit B attached hereto under the heading “Optional Shares” for an aggregate purchase price of $25,000,000 and a stated value of $1,000 per share (the “Optional Shares”) for the purchase price set forth opposite the name of such Investor on Exhibit B under the heading “Applicable Purchase Price for the Optional Shares” (such option, the “Optional Shares Election Option”). For the avoidance of doubt, the Optional Shares Election Option may be exercised by each of the Investors at any time during the Exercise Period, and need not be exercised by the Investors at the same time. By written notice to the Company, an Investor may terminate its Optional Shares Election Option at any time prior to the applicable Optional Share Purchase Closing.

(b)            The Optional Shares Election Option may, severally and not jointly, be irrevocably (subject to Section 1.4(d) and the satisfaction (or, to the extent permitted by applicable law, waiver by the party entitled to the benefit thereof) of the applicable conditions set forth in Article V), exercised by an Investor (the “Exercising Investor”) by delivering to the Company a written notice (each such notice, an “Exercise Notice”) stating that the Exercising Investor is exercising its Optional Shares Election Option.

(c)             No later than five (5) Business Days following the date of the delivery of an Exercise Notice, the Company and the Exercising Investor shall mutually determine in writing the place and time for the closing of the issuance, sale and purchase of the applicable Optional

Shares (each such closing, an “Optional Share Purchase Closing”). The obligations of the Company and the Exercising Investor to purchase the applicable Optional Shares at the applicable Optional Share Purchase Closing (the date thereof, the “Optional Share Purchase Closing Date”) shall be subject to the satisfaction (or, to the extent permitted by applicable law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article V applicable to an Optional Share Purchase Closing.

(d)          The Company shall have the right to update and/or supplement the Disclosure Schedules prior to any Optional Share Purchase Closing to reflect any and all events, circumstances or changes that arise after the date of this Agreement by delivery to the Exercising Investor of one or more written updates and/or supplements (each, a “Disclosure Update”). The applicable Disclosure Schedules shall be deemed amended and supplemented by all information set forth in any such Disclosure Update and each of the representations and warranties made in this Agreement shall be deemed qualified by the Disclosure Update, unless the Exercising Investor delivers written notice to the Company within five (5) Business Days after receipt of the Disclosure Update rejecting the Disclosure Update and withdrawing its Exercise Notice, in which case the Exercise Notice shall be deemed withdrawn and, for the avoidance of doubt the Optional Shares Election Option shall continue in force and effect in accordance with the terms hereof as if the Election Notice had never been delivered. If the Exercising Investor does not reject the Disclosure Update in accordance with the immediately preceding sentence, the applicable sections of the Disclosure Schedules shall be deemed amended and supplemented by all information set forth in such Disclosure Update, each of the representations and warranties made in this Agreement shall be deemed qualified by the Disclosure Update, and subject to the satisfaction (or, to the extent permitted by applicable law, waiver by the party entitled to the benefit thereof) of the conditions set forth in Article V applicable to an Optional Share Purchase Closing, the Exercising Investor shall be obligated to purchase the applicable Optional Shares at the applicable Optional Share Purchase Closing.

(e)            At each Optional Share Purchase Closing:

(i)            the Exercising Investor shall (A) pay, or cause to be paid, to the Company the purchase price for the Optional Shares to be purchased by the Exercising Investor at the applicable Optional Share Purchase Closing by wire transfer of immediately available funds to an account designated in writing by the Company at least two (2) Business Days prior to such Optional Share Purchase Closing, and (B) deliver to the Company a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or the applicable Form W-8, as applicable; and

(ii)           the Company shall issue and deliver to the Exercising Investor evidence reasonably satisfactory to the Exercising Investor of the issuance of the Optional Shares to be purchased by the Exercising Investor at the applicable Optional Share Purchase Closing in the name of the Exercising Investor by book-entry on the books and records of the Company.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investors as of the date of this Agreement, as of the Initial Closing and as of each Optional Share Purchase Closing (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date) that, except (a) as set forth in the SEC Documents (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections or similarly captioned sections of any such filings) and (b) as set forth on Exhibit E (the “Disclosure Schedule”) (all such exceptions disclosed in the Disclosure Schedule being numbered to correspond to the applicable Section of this Article II, provided, however, that any such exception shall be deemed to be disclosed with respect to each other representation or warranty to which the relevance of such exception is reasonably apparent on the face of such disclosure):

Section 2.1              Organization and Power.

(a)            The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease its properties and to carry on its business as presently conducted, except (other than with respect to the Company’s valid existence and good standing) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly licensed or qualified to do business as a foreign corporation in each jurisdiction wherein the character of its property or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            Each of the Company’s Subsidiaries is a corporation, limited liability company, partnership or other entity validly existing and in good standing (where such concept is recognized under applicable law) under the laws of the jurisdiction of its incorporation or formation (as applicable), except, with respect only to each Subsidiary of the Company that would not constitute a Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X (17 C.F.R. Part 210)), where the failure to be so existing and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries has all requisite corporate, limited liability company, partnership or other entity power and authority necessary to own or lease its properties and to carry on its business as presently conducted, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified to do business as a foreign corporation, limited liability company, partnership or other entity in each jurisdiction wherein the character of its property or the nature of the activities presently conducted by it, makes such qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.2              Authorization, Etc.

(a)            The Company has all necessary corporate power and authority and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and each other agreement contemplated hereby, and the consummation by the Company of the transactions contemplated hereby and thereby, the filing of the Certificate of Designations with the Secretary of State of the State of Delaware and for the due authorization, issuance, sale and delivery of the Purchased Shares and the reservation, issuance and delivery of the Conversion Shares and the Optional Shares.

(b)            The authorization, execution, delivery and performance by the Company of this Agreement and each other agreement contemplated hereby, and the consummation by the Company of the transactions contemplated hereby and thereby, including the filing of the Certificate of Designations and the issuance of the Purchased Shares, the Conversion Shares and if applicable, the Optional Shares do not and will not: (i) violate or result in the breach of any provision of the Certificate of Incorporation, Bylaws and Certificate of Designations; or (ii) with such exceptions that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (x) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to the Company or any of its Subsidiaries or any material contract, mortgage or credit agreement to which the Company or any of its Subsidiaries is a party; (y) violate any provision of, constitute a breach of, or default under, any applicable state, federal or local law, rule or regulation; or (z) result in the creation of any liens, pledges, mortgages, security interests or other encumbrances or charges of any kind upon any assets of the Company or any of its Subsidiaries or the suspension, revocation or forfeiture of any franchise, permit or license granted by a governmental authority to the Company or any of its Subsidiaries, other than liens under federal or state securities laws.

(c)            No shareholder approval is required pursuant to the rules of the Nasdaq Stock Market in connection with the issuance of the Purchased Shares, Optional Shares or Conversion Shares. This Agreement has been, and the other agreements contemplated hereby, at the Initial Closing will be, duly executed and delivered by the Company. Assuming due execution and delivery thereof by each of the other parties hereto or thereto, this Agreement and the other agreements contemplated hereby will each be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the issuance of the Purchased Shares (or the Conversion Shares or the Optional Shares) to the Investors or the Transfer thereof to its Permitted Transferees in accordance with this Agreement, without any further action on the part of the stockholders of the Company or the Board of Directors.

Section 2.3              Government Approvals. No consent, approval or authorization of, or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby, or in connection with the issuance of the Purchased

Shares, the Conversion Shares or the Optional Shares, except for (a) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware; (b) those which have already been made or granted, including the approval of the listing of the Conversion Shares with the Nasdaq Stock Market; (c) the filing of a Form D and current report on Form 8-K with the SEC; and (d) filings with applicable state securities commissions.

Section 2.4              Authorized and Outstanding Stock.

(a)         The authorized capital stock of the Company consists of 100,000,000 shares of common stock, $0.10 par value per share (“Common Stock”), and 2,000,000 shares of preferred stock, $0.10 per value per share (“Preferred Stock”). Of such Preferred Stock, upon the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, 125,000 shares will be designated as the Series A Preferred Stock. The Company does not have any other issued and outstanding shares of Preferred Stock.

(b)            As of October 14, 2021, (i) 26,336,270 shares of Common Stock were issued and outstanding, (ii) 15,033,317 shares of Common Stock were held by the Company as treasury shares, (iii) 2,407,616 shares of Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Common Stock or in connection with the settlement of outstanding vested or unvested restricted stock units or performance shares awards issued pursuant to the Stock Plans or the vesting of outstanding unvested restricted stock units not issued pursuant to the Stock Plans (assuming, in the case of any awards that are subject to the attainment of performance goals, that applicable performance goals are attained at the maximum level), and (iv) 10,540 shares of Common Stock have been purchased by employees of the Company under the Company’s employee stock purchase plan but have not yet been issued; provided that once such shares of Common Stock are issued, such shares will be deemed issued and outstanding as of October 14, 2021.

(c)            All of the issued and outstanding shares of Common Stock of the Company are, and when issued in accordance with the terms hereof, the Purchased Shares will be, duly authorized and validly issued and fully paid and non-assessable. The shares of Common Stock issuable upon conversion of the Purchased Shares or Optional Shares (the “Conversion Shares”) have been reserved for issuance and, when issued upon conversion thereof in accordance with the terms of the Certificate of Designations in accordance with their terms will be validly issued and fully paid and non-assessable and will not be subject to any preemptive right or any restrictions on transfer under applicable law or any contract to which the Company is a party, other than those under applicable state and federal securities and antitakeover laws, this Agreement and the Registration Rights Agreement. When issued in accordance with the terms hereof, the Purchased Shares and the Conversion Shares will be free and clear of all liens (other than Permitted Liens).

(d)            Except as otherwise expressly described in this Agreement: (i) no subscription, warrant, option, convertible security or other right issued by the Company to purchase or acquire any shares of capital stock of the Company is authorized or outstanding; (ii) there is not any commitment of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock; (iii) the Company has no obligation to purchase, redeem or otherwise acquire any shares of its capital stock or to pay any dividend or make any other distribution in respect thereof; and (iv) there are no agreements between the Company and any holder of its capital stock relating to the acquisition, disposition or voting of the capital stock of the Company. No person or entity is entitled to any preemptive right granted by the Company with respect to the issuance of any capital stock of the Company.

Section 2.5              Subsidiaries. The Company, directly or indirectly, owns of record and beneficially, free and clear of all liens, pledges, mortgages, security interests or other encumbrances or charges of any kind, other than Permitted Liens, all of the issued and outstanding capital stock or equity interests of each of its Subsidiaries. All of the issued and outstanding capital stock or equity interests of the Company’s Subsidiaries has been duly authorized and validly issued, and in the case of corporations, is fully paid and non-assessable. There are no outstanding rights, options, warrants, preemptive rights, conversion rights, rights of first refusal or similar rights for the purchase or acquisition from any of the Company’s Subsidiaries of any securities of such Subsidiaries nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights, conversion rights or rights of first refusal.

Section 2.6              Private Placement. Assuming the accuracy of the representations and warranties of the Investors set forth in Section 3.4 (Investment Representations), the offer and sale of the Purchased Shares pursuant to this Agreement will be exempt from the registration requirements of the Securities Act.

Section 2.7              SEC Documents; Financial Information. Since January 1, 2019, the Company has timely filed (a) all annual and quarterly reports and proxy statements (including all amendments, exhibits and schedules thereto) and (b) all other reports and other documents (including all amendments, exhibits and schedules thereto), in each case required to be filed by the Company with the SEC pursuant to the Exchange Act and the Securities Act except, in the case of clause (b), where the failure to file has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), such SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the “Financial Statements”) comply as of their respective dates in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the SEC), and present fairly in all material respects as of their respective dates the consolidated financial position of the Company and its Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for each of the respective periods, all in conformity with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in such Financial Statements or the notes thereto and subject, in the case of the unaudited financial statements, to normal and recurring year-end and audit adjustments). There is no transaction, arrangement or other relationship between the Company and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required by applicable law to be disclosed by the Company in its SEC Documents and is not so disclosed. Since December 31, 2020 through the date hereof, no event has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect. The Company satisfies the “registrant requirements” for use of Form S-3 set forth in General Instruction I.A to Form S-3 promulgated by the SEC. The Company and its Subsidiaries do not have any liabilities or obligations that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (accrued, absolute, contingent or otherwise), other than liabilities or obligations (i) reflected on, reserved against, or disclosed in the notes to, the Company’s most recent consolidated balance sheet included in the SEC Documents, (ii) that were incurred after the date of the Company’s most recent consolidated balance sheet included in the SEC Documents in the ordinary course of business, (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the transactions contemplated by this Agreement, (iv) that have been discharged or paid prior to the date of this Agreement, or (v) as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.8           Internal Control Over Financial Reporting. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the Audit Committee of the Board of Directors (a) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 2.9              Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) that are designed to provide reasonable assurance that material information relating to the Company, including its Subsidiaries, that is required to be disclosed by the Company in the reports that it furnishes or files under the Exchange Act is reported within the time periods specified in the rules and forms of the SEC and that such material information is communicated to the Company’s management to allow timely decisions regarding required disclosure.

Section 2.10            Litigation. There is no litigation or governmental proceeding pending or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries or affecting any of the business, operations, properties or assets of the Company or any of its Subsidiaries which, in any such case, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency that is expressly applicable to the Company or any of its Subsidiaries which, in any such case, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.11            Compliance with Laws; Permits. The Company and its Subsidiaries are in compliance with all applicable laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries possess all permits and licenses of governmental authorities that are required to conduct their business as currently conducted, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.12            Taxes. The Company and each of its Subsidiaries has filed all Tax Returns required to be filed within the applicable periods for such filings (with due regard to any extension) and has timely paid all Taxes required to be paid, except for any such failures to file or pay that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.13           Employee and Labor Matters. Except where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with all applicable laws relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, and with the terms of the ERISA Documents, and (b) each such ERISA Document is in compliance with all applicable requirements of ERISA. None of the Company, its Subsidiaries and their respective directors, officers, employees or agents has engaged in any transaction that would reasonably be expected to subject the Company or any of its Subsidiaries, directly or indirectly, to any tax or civil penalty that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Since January 1, 2019, there have not been any strikes, labor disputes, lockouts, slowdowns or other material labor disputes against the Company or any of its Subsidiaries pending, or to the knowledge of the Company, threatened. To the knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not give rise to any right of termination or any payment right under any employment or consulting agreement to which the Company or any of its Subsidiaries is a party or any right of renegotiation on the part of any union under any collective bargaining agreement by which the Company or any of its Subsidiaries is bound.

Section 2.14            Environmental Matters. The Company and its Subsidiaries are in compliance with all applicable Requirements of Environmental Law, except where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have not received within the past three years any written notice from any Governmental Entity of any violation or alleged violation of any Requirements of Environmental Law in connection with their respective properties, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.15         Registration Rights. Except as provided in this Agreement or the Registration Rights Agreement or disclosed in the SEC Documents, the Company has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may be issued subsequently.

Section 2.16           Investment Company Act. The Company is not, and immediately after giving effect to the sale of the Purchased Shares in accordance with this Agreement and the application of the proceeds thereof will not be required to be registered as, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

Section 2.17             Nasdaq. As of the date hereof, the Company’s Common Stock is listed on the Nasdaq Stock Market, and no event has occurred, and the Company is not aware of any event that is reasonably likely to occur, that would result in the Common Stock being delisted from the Nasdaq Stock Market. The Company is in compliance in all material respects with applicable continued listing requirements of the Nasdaq Stock Market.

Section 2.18            Properties. Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business free and clear of any liens, pledges, mortgages, security interests or other encumbrances or charges of any kind, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect, and for Permitted Liens. Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries exclusively owns, or is validly licensed to use, or otherwise has the valid right to use, all trademarks, tradenames, copyrights, patents and other intellectual property used in, held for use in or necessary to its business as currently conducted free and clear of any liens, pledges, mortgages, security interests or other encumbrances or charges of any kind, except for Permitted Liens, and (ii) neither the use thereof, or the operation of the Company’s and its Subsidiaries businesses, by the Company and each Subsidiary infringes upon, violates or misappropriates (or has infringed upon, violated or misappropriated) the rights of any other Person. No claim or litigation regarding any trademarks, tradenames, copyrights, patents or other intellectual property owned by, used by, or held for use by the Company or its Subsidiaries (including any claims or litigations challenging the validity or enforceability thereof) is pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. All (i) trademark and service mark registrations and applications, (ii) patents and patent applications, (iii) copyright registrations and applications, and (iv) domain name registrations, in each case, owned or purported to be owned by the Company or a Subsidiary, is subsisting, valid, and enforceable, except, individually or in the aggregate, as would not reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries have taken commercially reasonable measures to maintain and protect their right, title and interest in all intellectual property owned or purported to be owned by the Company or a Subsidiary, and the Company has maintained the confidentiality of all confidential information and trade secrets in its possession, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.

Section 2.19            Privacy and Data Security. Except as would not reasonably be expected to result in a Material Adverse Effect, (a) the Company and its Subsidiaries have established written privacy policies applicable to the collection, use, disclosure, maintenance and transmission of Personal Data, (b) each of the Company and its Subsidiaries is in compliance in all material respects with their written privacy policies, contracts which impose requirements relating to the collection, processing, storage, disclosure, disposal or other handling of Personal Data, any applicable laws relating to privacy, data protection, anti-spam, personal information and similar consumer protection laws, and any applicable industry standards which impose requirements on the collection, processing, storage, disclosure, disposal or other handling of Personal Data (collectively, the “Privacy Requirements”). Except as would not reasonably be expected to result in a Material Adverse Effect, neither the operation by the Company or any of its Subsidiaries of any its websites nor the content thereof or data processed, collected, stored or disseminated by such entity in connection therewith, violates in any material respect any applicable law regarding privacy, data protection, anti-spam, personal information and similar consumer protection laws. Since January 1, 2019, none of the Company nor any of its Subsidiaries has experienced (i) incidents of unauthorized access or other security breaches, including any loss, misuse, damage, unauthorized access, unauthorized disclosure or unauthorized use of any Personal Data, or (ii) any other event that the Company or any of its Subsidiaries required a data breach notice to any Person or Governmental Entity under Privacy Requirements, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, the hardware, software, databases, web sites, mobile applications, servers, workstations, routers, hubs, switches, circuits, networks, communications networks, and other information technology owned, licensed, leased or otherwise used, distributed or held for use by the Company or its Subsidiaries (i) have not, within the three (3) years prior to the date of this Agreement, malfunctioned or failed in a manner that resulted in chronic or otherwise material disruptions to the operation of the business of the Company and its Subsidiaries, and (ii) are adequate for the Company’s and its Subsidiaries’ businesses as currently conducted.

Section 2.20            Insurance. As of the date of this Agreement, the insurance policies of the Company and its Subsidiaries are in full force and effect and all premiums in respect of such insurance have been timely paid except, in each case, as would not reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, the Company believes that the insurance maintained by or on behalf of the Company and the Subsidiaries is in such amounts and against such risks as is (a) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) adequate for the type of business conducted by the Company and its Subsidiaries.

Section 2.21            Solvency. After giving effect to the transactions contemplated hereby: (a) the sum of the debts and liabilities, direct, subordinated, contingent or otherwise, on a consolidated basis of the Company and its Subsidiaries, does not exceed the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, and the present fair saleable value of the property of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis on their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (b) the capital of the Company and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Company or its Subsidiaries, taken as a whole, contemplated as of the date hereof and (c) the Company and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business.

Section 2.22           No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any of its Subsidiaries or the Investors for any commission, fee or other compensation as a finder or broker because of any act of the Company or any of its Subsidiaries.

Section 2.23           Illegal Payments; FCPA Violations. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2019, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any officer, director, employee, agent, representative or consultant acting on behalf of the Company or any of its Subsidiaries (and only in their capacities as such) has, in connection with the business of the Company: (a) unlawfully offered, paid, promised to pay, or authorized the payment of, directly or indirectly, anything of value, including money, loans, gifts, travel, or entertainment, to any Government Official with the purpose of (i) influencing any act or decision of such Government Official in his or her official capacity; (ii) inducing such Government Official to perform or omit to perform any activity in violation of his or her legal duties; (iii) securing any improper advantage; or (iv) inducing such Government Official to influence or affect any act or decision of such Governmental Entity, except, with respect to the foregoing clauses (i) through (iv), as permitted under the U.S. Foreign Corrupt Practices Act or other applicable law; (b) made any illegal contribution to any political party or candidate; (c) made, offered or promised to pay any unlawful bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, directly or indirectly, in connection with the business of the Company, to any Person, including any supplier or customer; (d) knowingly established or maintained any unrecorded fund or asset or made any false entry on any book or record of the Company or any of its Subsidiaries for any purpose; or (e) otherwise violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, or any other applicable anti-corruption or anti-bribery law.

Section 2.24           Economic Sanctions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company is not in contravention of any sanction, and has not engaged in any conduct sanctionable, under U.S. economic sanctions laws, including applicable laws administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, 31 C.F.R. Part V, the Iran Sanctions Act, as amended, the Comprehensive Iran Sanctions, Accountability and Divestment Act, as amended, the Iran Threat Reduction and Syria Human Rights Act, as amended, the Iran Freedom and Counter-Proliferation Act of 2012, as amended, and any executive order issued pursuant to any of the foregoing.

Section 2.25           No Integrated Offering. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Purchased Shares or the Optional Shares, as applicable, to be integrated with prior offerings by the Company for purposes of (i) applicable federal securities laws which would require the registration of any such securities under such laws, or (ii) any applicable shareholder approval provisions of the Nasdaq Stock Market.

Section 2.26           Shell Company Status. The Company is not, and to the knowledge of the Company, has never been, an issuer identified in, or subject to, Rule 144(i)(1) of the Securities Act.

Section 2.27           No Additional Representations. Except for the representations and warranties made by the Company in this Article II, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Investors, or any of their Affiliates or representatives, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective business, or (b) any oral or written information presented to the Investors or any of their Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Investors and their Affiliates to rely on the representations and warranties expressly set forth in this Article II, nor will anything in this Agreement operate to limit any claim by any Investor or any of its respective Affiliates for Fraud.

Section 2.28           No Reliance on Investor Representations. The Company acknowledges and agrees, on behalf of itself and its Affiliates, that, except for the representations and warranties contained in Article III, neither the Investors nor any other Person, makes any express or implied representation or warranty with respect to the Investors, their Affiliates or their respective businesses, operations, assets, liabilities, employees, conditions or prospects, and the Company, on behalf of itself and its Affiliates, hereby disclaims reliance upon any such other representations or warranties.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor, severally and not jointly, represents and warrants to the Company as of the date of this Agreement, as of the Initial Closing and as of each Optional Share Purchase Closing (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date), as to itself only, that:

Section 3.1             Organization and Power. Each Investor is a limited liability company or a limited partnership, duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited liability company, limited partnership or other entity power and authority necessary to own its properties and to carry on its business as presently conducted.

Section 3.2             Authorization, Etc.

(a)            Each Investor has all necessary limited liability company, limited partnership or other entity power and authority and has taken all necessary actions required for the due authorization, execution, delivery and performance by such Investor of this Agreement and the other agreements contemplated hereby and the consummation by such Investor of the transactions contemplated hereby and thereby.

(b)           The authorization, execution, delivery and performance by each Investor of this Agreement and the other agreements contemplated hereby, and the consummation by such Investor of the transactions contemplated hereby and thereby do not and will not: (a) violate or result in the breach of any organizational documents of such Investor; or (b) with the exceptions that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement and the other agreements contemplated hereby: (i) violate any provision of, constitute a breach of, or default under, any judgment, order, writ, or decree applicable to such Investor or any material contract to which such Investor is a party; or (ii) violate any provision of, constitute a breach of, or default under, any applicable state, federal or local law, rule or regulation.

(c)           This Agreement has been, and the other agreements contemplated hereby, at the Initial Closing will be, duly executed and delivered by each Investor. Assuming due execution and delivery thereof by the other parties hereto or thereto, this Agreement and the other agreements contemplated hereby will each be a valid and binding obligation of each Investor enforceable against such Investor in accordance with its terms, except as the enforceability may be limited by applicable laws relating to bankruptcy, insolvency, reorganization, moratorium or other similar legal requirement relating to or affecting creditors’ rights generally and except as the enforceability is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.3             Government Approvals. No consent, approval, license or authorization of, or filing with, any court or governmental authority is or will be required on the part of each Investor in connection with the execution, delivery and performance by such Investor of this Agreement and the other agreements contemplated hereby, except for: (a) those which have already been made or granted; (b) the filing with the SEC of a Schedule 13D or Schedule 13G to report ownership of the Purchased Shares or the Conversion Shares; (c) the filing with the SEC of any filings under Section 16 of the Exchange Act; or (d) those where the failure to obtain such consent, approval or license would not have a material adverse effect on the ability of such Investor to perform its obligations hereunder.

Section 3.4             Investment Representations.

(a)            Each Investor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(b)           Each Investor has been advised by the Company that neither the Purchased Shares nor, if applicable, the Optional Shares, have been registered under the Securities Act, that the Purchased Shares and, if applicable, the Optional Shares, will be issued on the basis of the statutory exemption provided by Section 4(a)(2) under the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based in part upon the representations made by each Investor in this Agreement. Each Investor acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities.

(c)            Each Investor is purchasing the Purchased Shares and, if applicable, the Optional Shares, for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws.

(d)           By reason of its business or financial experience, each Investor has the capacity to protect its own interest in connection with the transactions contemplated hereunder.

(e)           The Company has provided to each Investor all documents and information that such Investor has requested relating to an investment in the Company. Each Investor recognizes that investing in the Company involves substantial risks, and has taken full cognizance of and understands all of the risk factors related to the acquisition of the Purchased Shares and the Optional Shares. Each Investor has carefully considered and has, to the extent it believes such discussion necessary, discussed with such Investor’s professional legal, tax and financial advisers the suitability of and risks relating to an investment in the Company, and each Investor has determined that the acquisition of the Purchased Shares and, if applicable, the Optional Shares, is a suitable investment for such Investor and that it can bear the economic risk of a total loss in respect of such investment. No Investor has relied on the Company for any tax or legal advice in connection with the purchase of the Purchased Shares or the Optional Shares. In evaluating the suitability of an investment in the Company, no Investor has relied upon any representations or other information relating to the Company (other than the representations and warranties of the Company expressly set forth in Article II).

Section 3.5             No Prior Ownership. As of the date of this Agreement and as of the Initial Closing, except as set forth on Schedule 3.5, each Investor does not have record or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of any shares of the Company’s Common Stock.

Section 3.6             No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any of its Subsidiaries or any Investor for any commission, fee or other compensation as a finder or broker because of any act by each Investor.

Section 3.7             No Covered Transaction. No Investor is a Foreign Person within the meaning of 31 C.F.R. § 800.224. No Investor’s direct or indirect participation in the transaction described in this Agreement would cause such transaction to be a “covered transaction” within the meaning of 50 U.S. Code § 4565(a)(4).

Section 3.8             Financing. At the Initial Closing and, if applicable, the applicable Optional Share Purchase Closing, each Investor will have available funds necessary to consummate the purchase of the applicable Purchased Shares or Optional Shares, as applicable, in each case, on the terms and conditions contemplated by this Agreement. As of the date of this Agreement, neither Investor is aware of any reason why the funds sufficient to pay its pro rata share of the purchase price for the Purchased Shares or the Optional Shares will not be available on the Initial Closing Date or the applicable Optional Share Purchase Closing Date.

Section 3.9             No Additional Representations. Except for the representations and warranties made by the Investors (severally and not jointly) in this Article III, neither the Investors nor any other Person makes any express or implied representation or warranty with respect to the Investors, their Affiliates or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Investors, on behalf of themselves and their respective Affiliates and their respective directors, officers, employees, agents and other representatives, hereby disclaim any such other representations or warranties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit the right of the Company and its Affiliates to rely on the representations, warranties, covenants and agreements expressly set forth in this Article III, nor will anything in this Agreement operate to limit any claim by the Company and its Affiliates for Fraud.

Section 3.10           No Reliance. Each Investor acknowledges and agrees, on behalf of itself and its Affiliates, that, except for the representations and warranties contained in Article II, neither the Company nor any other Person, makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and each Investor, on behalf of itself and its Affiliates, hereby disclaims reliance upon any such other representations or warranties. In particular, without limiting the foregoing disclaimer, each Investor acknowledges and agrees, on behalf of itself and its Affiliates, that neither the Company nor any other Person, makes or has made any representation or warranty with respect to, and each Investor, on behalf of itself and its Affiliates, hereby disclaims reliance upon (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, its Subsidiaries or their respective business, or (b) without limiting the representations and warranties made by the Company in Article II, any information presented to each Investor or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IV.

COVENANTS OF THE PARTIES

Section 4.1             Board of Directors.

(a)           The Investors shall have the right to nominate one director to the Board of Directors (the “Series A Director”) to the extent provided in the Certificate of Designations. In connection with the appointment of the Series A Director to the Board of Directors, the Company shall enter into an Indemnification Agreement with the Series A Director.

(b)           From and after the Initial Closing until such time as the Series A Director is appointed to the Board of Directors, the Investors collectively shall be entitled to designate one observer (the “Board Observer”) to attend any meeting of the Board of Directors (excluding any portion of any such meeting which involves the exchange of privileged information or attorney work product as determined in good faith by the Board of Directors). The Board Observer shall not be entitled to vote on matters presented to or discussed by the Board of Directors at any such meetings. The Board Observer shall have the same right to receive notice with respect to any such meeting as if the Board Observer were a member thereof. The Board Observer shall have the right to receive all materials and information provided to the members of the Board of Directors in anticipation of or at such meeting, and the Board Observer shall keep such materials and information confidential in accordance with Section 4.8.

Section 4.2             Public Announcement.

(a)            No later than 9:00 a.m. on October 18, 2021, the Company shall issue a press release substantially in the form attached as Exhibit F (the “Press Release”) and, no later than 5:30 p.m. on October 22, 2021, the Company shall file a Current Report on Form 8-K with the SEC describing the material terms of the transactions contemplated by this Agreement, including the Exhibits hereto, and attaching as exhibits any documents related to such transactions as are required by SEC rules and regulations.

(b)           Consistent with the Company’s planned leadership transition publicly announced on October 4, 2021, by no later than December 31, 2021, the Company shall (i) terminate the current Chief Executive Officer of the Company (the “Current CEO”) from the position of Chief Executive Officer of the Company, (ii) subject to his availability and willingness to serve, cause the Current CEO to be appointed as an advisor to the Company on technology matters (or similar role), and (iii) subject to his availability and willingness to serve, cause Michael Porcelain to be appointed as Chief Executive Officer and President of the Company and as a member of the Board of Directors; provided that if Mr. Porcelain is unavailable or unwilling to serve as the Chief Executive Officer and President of the Company, the Company shall engage a global executive search firm to identify a replacement Chief Executive Officer.

Section 4.3             Restrictions on Transfer.

(a)            From the date of the issuance of the Purchased Shares or the Optional Shares, as applicable, until the second anniversary of the Initial Closing Date, no Investor shall Transfer any of the Purchased Shares or the Optional Shares, as applicable (but excluding (except as set forth in the last sentence of this Section 4.3(a)), for the avoidance of doubt, any Conversion Shares), to any Person without prior written consent of the Company; provided, however, that, without the consent of the Company, each Investor may Transfer the Purchased Shares or the Optional Shares, as applicable (i) to a Permitted Transferee of such Investor that agrees to be bound by the terms of this Agreement (including Section 4.5) and such Investor’s Voting Agreement pursuant to a written agreement in form and substance reasonably satisfactory to the Company; (ii) in connection with bona fide financing arrangements, including, for example, pledging shares as collateral to secure a bona fide loan or other obligation, in each case entered into with a nationally recognized financial institution, and any foreclosure by such financial institution or transfer to such financial institution in lieu of foreclosure and subsequent sale of the securities; provided, however, that in the event of any foreclosure by such financial institution or transfer to such financial institution in lieu of foreclosure, (i) the transferee shall not be a Permitted Transferee of the Investor for purposes of Section 9(a) or Section 9(b) of the Certificate of Designations, and (ii) until the second anniversary of the Initial Closing Date, the transferee shall not Transfer (other than in a transaction described in the parenthetical in the last sentence of this Section 4.3(a)) such foreclosed Purchased Shares, Optional Shares or Conversion Shares to an Activist Investor; or (iii) following the date the Company commences a voluntary case under Title 11 of the United States Bankruptcy Code or any other similar insolvency laws. Notwithstanding the foregoing, until the second anniversary of the Initial Closing Date, no Investor shall Transfer any of the Purchased Shares or the Optional Shares, as applicable, or any Conversion Shares, to an Activist Investor to the extent that the identity of the transaction counterparty can be reasonably ascertained (excluding any Transfers of Conversion Shares into the public market pursuant to a bona fide, broadly distributed underwritten public offering or Transfers through a bona fide sale to the public, which is not directed at a particular transferee, without registration effectuated pursuant to Rule 144 under the Securities Act).

(b)           In any event, Restricted Securities shall not be Transferred except upon satisfaction of the conditions specified in Section 4.4, which conditions are intended to ensure compliance with the provisions of the Securities Act. Any attempted Transfer in violation of this Section 4.3 shall be void ab initio.

(c)           At any time between the Initial Closing Date and the Voting Right Expiration Date, upon reasonable written notice from the Company to the Investors, the Investors will promptly provide the Company with information regarding the amount of the securities of the Company beneficially owned by each such Investor or Affiliates thereof and such information as may be reasonably requested to verify compliance with Section 4.5(b).

Section 4.4             Restrictive Legends.

(a)           All Purchased Shares, Optional Shares and the Conversion Shares (unless otherwise permitted by the provisions of Section 4.4(d)) shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

“THE OFFER AND SALE OF THIS SECURITY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT of 1933, as amended (the “Securities Act”), AND THIS SECURITY AND SUCH SHARES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT THAT IS EFFECTIVE UNDER THE SECURITIES ACT; OR (B) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT

TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

(b)           In addition, for so long as the Purchased Shares, Optional Shares or the Conversion Shares are subject to the restrictions set forth in Section 4.3, each certificate representing such shares shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE SUBSCRIPTION AGREEMENT, DATED AS OF OCTOBER 18, 2021, BY AND AMONG THE COMPANY AND THE INVESTORS NAMED THEREIN. THE COMPANY WILL MAIL TO THE HOLDER OF THIS CERTIFICATE A COPY OF SUCH SUBSCRIPTION AGREEMENT, AS IN EFFECT ON THE DATE OF MAILING, WITHOUT CHARGE, PROMPTLY AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR.”

(c)            Each Investor consents to the Company making a notation on its records and giving instructions to any transfer agent of the Purchased Shares, Optional Shares or the Conversion Shares in order to implement the restrictions on transfer set forth in this Section 4.4.

(d)           Prior to any proposed Transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed Transfer, the applicable Investor shall give written notice to the Company of such Investor’s intention to effect such Transfer (“Transfer Notice”). Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and shall be accompanied by either (i) an opinion of legal counsel reasonably satisfactory to the Company to the effect that the proposed Transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) any other evidence reasonably satisfactory to counsel to the Company, whereupon such Investor shall be entitled to Transfer such Restricted Securities in accordance with the Transfer Notice. Notwithstanding the foregoing, if the applicable Investor gives the Company a representation letter containing such representations as the Company may reasonably request, the Company will not require such legal opinion or such other evidence (A) in a routine sales transaction in compliance with Rule 144 under the Securities Act, or (B) in any transaction in which an Investor that is a partnership or limited liability company distributes Restricted Securities solely to its Affiliates (including affiliated fund partnerships), or partners or members of such Investor or its Affiliates for no consideration. Each certificate evidencing the Restricted Securities transferred shall bear the appropriate restrictive legend set forth in Sections 4.4(a) and (b), except that such certificate shall not bear the first such restrictive legend if such legend is not required in order to establish compliance with any provisions of the Securities Act. Upon the request of an Investor holding a certificate bearing the first such restrictive legend and, if necessary, the appropriate evidence as required by clause (i) or (ii) above, the Company shall, within two (2) Business Days of the request, remove the first such restrictive legend from such certificate and from the certificate to be issued to the applicable transferee if such legend is not required in order to establish compliance with any provisions of the Securities Act. If an Investor holds a certificate bearing the second restrictive legend, upon the written request of such Investor, the Company shall remove such restrictive legend from such certificate when the provisions of Section 4.3 are no longer applicable to the applicable shares represented by such certificate.

Section 4.5             Standstill. The Investors agree that, until the one year anniversary following the Voting Right Expiration Date (or, in the event of a Standstill Termination Event, January 1, 2022), the Investors shall not, and shall cause the entities controlled by them not to, directly or indirectly, without the prior written consent of a majority of the disinterested directors serving on the Company’s Board of Directors or as required pursuant to the terms of the Voting Agreement:

        (a)            other than pursuant to clause (b) below, acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, whether by private or open market purchase, a block trade, or a tender or exchange offer, beneficial ownership of, or any economic interest in, any right to direct the voting or disposition of, or any other right with respect to any equity securities or direct or indirect rights to acquire any equity securities of the Company, any securities convertible into or exchangeable for any such equity securities, in each case solely to the extent that, after giving effect to such acquisition or transaction, either (i) the Magnetar Investors, taken together with their respective Affiliates, would beneficially own (as determined in accordance with Rule 13d-3 under the Exchange Act), in the aggregate, greater than 15.0% of the then outstanding Common Stock or (ii) the White Hat Investor, taken together with its respective Affiliates, would beneficially own (as determined in accordance with Rule 13d-3 under the Exchange Act), in the aggregate, greater than 5.0% of the then outstanding Common Stock;

        (b)           enter into any options, puts, calls, swaps or other derivative or convertible instruments, hedging contracts or other derivative securities or similar contracts or instruments in any way related to the purchase or sale of Common Stock and/or price of shares of the Common Stock, provided that, from and after the one-year anniversary of the Initial Closing Date, each of the Magnetar Investors and the White Hat Investor, respectively, shall be entitled to enter into any such transactions so long as the aggregate number of shares of Common Stock (or the value thereof based on the last reported trading price of the Common Stock on the immediately preceding trading day) subject to all such transactions engaged in by the Magnetar Investors or the White Hat Investor, respectively, on any given trading day does not exceed more than 45% of the sum of the number of Conversion Shares (or the value thereof based on the last reported trading price of the Common Stock on the immediately preceding trading day) then owned by the Magnetar Investors and their Permitted Transferees or the White Hat Investor and its Permitted Transferees, as applicable, plus the number of Conversion Shares (or the value thereof based on the last reported trading price of the Common Stock on the immediately preceding trading day) underlying the shares of Series A Preferred Stock then owned by the Magnetar Investors and their Permitted Transferees or the White Hat Investor and its Permitted Transferees, as applicable, on as-converted basis (without giving effect to any limitation on conversion set forth in Section 10(h) of the Certificate of Designations), plus the number of any shares of Common Stock owned by the Magnetar Investors or the White Hat Investor, as applicable, as of the date hereof, in the aggregate; and provided further that, in the event of any breach by the Investors of this Section 4.5(b), the rights of the Investors under Section 9(a) and Section 9(b) of the Certificate of Designations shall immediately terminate;

        (c)           (i) make or in any way encourage or participate in any “solicitation” of “proxies” or consents (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC (but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) promulgated under the Exchange Act), to vote, or knowingly seek to advise, encourage or influence any Person with respect to voting of, any voting securities of the Company or any securities convertible or exchangeable into or exercisable for any such voting securities, (ii) request, call or seek to call (or, for the avoidance of doubt, publicly support another Person’s request or call for) a meeting of the Company’s stockholders or action by written consent (or the setting of a record date therefor), other than of or by the holders of the Series A Preferred Stock voting as a separate class for the purpose of voting or consenting to the matters on which the holders of Series A Preferred Stock have the right to vote or consent to under Section 9 of the Certificate of Designations, (iii) initiate or be the proponent of any stockholder proposal for action by the Company’s stockholders, (iv) except as contemplated by this Agreement and the Certificate of Designations, seek, alone or in concert with others, representation on the Board of Directors or the removal of any director from the Board of Directors (including through any “withhold” or similar campaign), or (v) become a “participant” in any contested “solicitation” (as such terms are defined or used under the Exchange Act) for the election of directors with respect to the Company; provided that subject to the terms of the Voting Agreements, nothing in this paragraph (b) shall restrict the voting by proxy in the ordinary course of business;

        (d)           make any public announcement with respect to, or offer, seek, propose or indicate an interest in (in each case with or without conditions), either alone or in concert with others, any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of more than 50% of the assets, properties or securities of the Company or any Subsidiary of the Company, or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing (it being understood that the foregoing shall not restrict a Person from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company);

        (e)           except as contemplated by this Agreement and the Certificate of Designations, otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, Board of Directors or business of the Company or any of its Subsidiaries, including (i) changing the Board of Directors or management of the Company, including any plans or proposals to declassify the Board of Directors or to change the number or term of directors or to fill any vacancies on the Board of Directors, (ii) any material change in the capitalization, capital allocation policy or dividend policy of the Company, or (iii) seeking to have the Company waive or make amendments or modifications to the Certificate of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any Person;

        (f)            advise, assist, knowingly encourage or direct any Person to do, or to advise, assist, knowingly encourage or direct any other Person to do, any of the foregoing;

        (g)           take any action that would require the Company to make a public announcement regarding any of the foregoing;

        (h)           enter into any agreements, arrangements or understandings with any third party (including security holders of the Company) with respect to any of the foregoing, including forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party in connection with any of the foregoing (it being understood that each Investor and its Affiliates, or the Investors collectively, shall not be considered a “group” for purposes of this clause (g)); or

        (i)            except as contemplated by this Agreement and the Certificate of Designations, request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 4.5; provided that this clause shall not prohibit the making of a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 4.5, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof by any Person;

provided, however, that subject to the terms of Section 4.3 and the Voting Agreements, nothing in this Section 4.5 will (i) prevent the Investors’ designee serving on the board of directors of the Company from taking any action while acting in such designee’s capacity as a director of the Company in accordance with his or her fiduciary duties as a director or (ii) limit the ability to vote or transfer shares of Common Stock, privately make and submit to the Board of Directors any proposal that is intended to be made and submitted on a non-publicly disclosed or announced basis (and would not reasonably be expected to require public disclosure by any Person), participate in rights offerings made by the Company to all holders of Common Stock, receive any dividends or similar distributions with respect to any securities of the Company, or tender shares of Common Stock into any tender or exchange offer. Notwithstanding the foregoing and excluding any purchase of debt or equity securities that may occur in connection with the transactions contemplated by this Agreement, nothing herein shall prevent either Investor from purchasing, selling or otherwise trading debt securities of the Company if as a result of such purchase, sale or trade such Investor beneficially owns 9.9% or less of the Company’s outstanding debt securities.

This Section 4.5 shall supersede and replace Section 7 of the Confidentiality Agreements, dated September 3, 2021, between the Company and each respective Investor or its Affiliate in its entirety, and such provisions of Section 7 shall, upon execution of this Agreement, automatically terminate and be of no further force or effect.

Section 4.6             Use of Proceeds. Subject to the terms of the Certificate of Designations (including the receipt of any required approvals thereunder), the Company shall use the proceeds from the sale of the Purchased Shares and Optional Shares, if any, for general corporate purposes, including to (a) fund working capital, (b) fund opportunistic share repurchases, (c) repay outstanding indebtedness, (d) fund potential acquisitions, and (e) pay for the fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement and the other agreements contemplated hereby.

Section 4.7             Financial Statements and Other Information.

(a)           (i)             If between the Initial Closing Date and the Voting Right Expiration Date, the Common Stock is deregistered under the Exchange Act and the Company is no longer required to file periodic reports with the SEC, until the Voting Right Expiration Date, the Company shall deliver to each of the Investors:

(i)            as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, its audited consolidated (and unaudited consolidating) balance sheet and audited consolidated (and unaudited consolidating) statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flow of the Company and the Subsidiaries on a consolidated basis as of the end of and for such fiscal year in accordance with GAAP consistently applied and accompanied by a narrative management’s discussion and analysis report describing the financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries; and

(ii)            as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its unaudited consolidated and consolidating balance sheet and unaudited consolidated and consolidating statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the Chief Financial Officer of the Company (or equivalent) as presenting fairly in all material respects the financial condition, results of operations and cash flows of the Company and the Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and reduced footnote disclosures, and accompanied by a narrative management’s discussion and analysis report describing the financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries;

(b)           Notwithstanding the foregoing, financial statements and other reports required to be delivered pursuant to this Section 4.7 filed by the Company with the SEC and available on EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR) shall be deemed to have been delivered to the Investors on the date on which the Company posts such documents to EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR).

(c)           Between the Initial Closing Date and the Voting Right Expiration Date, the Investors or their representatives shall have the reasonable right to consult from time to time, but not more frequently than once per quarter, with the senior officers of the Company at its principal place of business or virtually (as determined by the Company) regarding operating and financial matters of the Company; provided that the exercise of such right does not materially interfere with the operations of the business of the Company and its Subsidiaries.

Section 4.8             Information; Confidentiality.

(a)            The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors and employees to not, and shall direct and use commercially reasonable efforts to cause its attorneys, representatives and agents to not, provide any Investor or their Affiliates (excluding the Investors’ designee serving on the Board of Directors of the Company) with any material non-public information under U.S. federal securities laws regarding the Company or any of its Subsidiaries if not specifically requested by such Investor or without the express prior consent of such Investor; provided that the Company shall have the ability to cure any inadvertent disclosure of material non-public information prohibited by this Section 4.8(a) by promptly making a public disclosure thereof.

(b)           Until the one year anniversary following the Voting Right Expiration Date, the Investors shall, and shall cause their respective Affiliates and Representatives who actually receive Confidential Information to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to the Investor, its Affiliates or its or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to this Agreement or in connection with the transactions contemplated hereby (“Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Investors’ investment in the Company made pursuant to this Agreement; provided that Confidential Information will not include information that (a) was or becomes available to the public other than as a result of a breach of any confidentiality obligation in this Agreement by an Investor or its Affiliates or their respective Representatives, (b) was or becomes available to an Investor or its Affiliates or their respective Representatives from a source other than the Company or its Representatives; provided that such source is reasonably believed by such Investor or such Affiliates not to be subject to an obligation of confidentiality (whether by agreement or otherwise), (c) at the time of disclosure is already in the possession of an Investor or its Affiliates or their respective Representatives from a source other than the Company or any of its Subsidiaries or any of their respective Representatives, (d) was independently developed by an Investor or its Affiliates or their respective Representatives without reference to, incorporation of, or other use of any Confidential Information; provided that the Investor may disclose Confidential Information (i) to its attorneys, accountants, consultants and financial and other professional advisors to the extent necessary to obtain their services in connection with its investment in the Company, (ii) to any Affiliate, partner, member, limited partners, prospective partners or co-investors, or related investment fund of an Investor and its Affiliates and their respective directors, officers, employees, consultants and representatives, in each case in the ordinary course of business (provided that the recipients of such confidential information are directed to abide by the confidentiality and non-disclosure obligations contained herein), (iii) as may be reasonably determined by the Investor to be necessary in connection with the Investor’s enforcement of its rights in connection with this Agreement or its investment in the Company, or (iv) as may otherwise be required by law or legal, judicial or regulatory process; and provided, further, that (x) any breach of the confidentiality and use terms herein by any Person to whom an Investor and its Permitted Transferees may disclose Confidential Information pursuant to clauses (i) and (ii) of the preceding proviso shall be attributable to such Investor for purposes of determining such Investor’s compliance with this Section 4.8, except those who have entered into a separate confidentiality or non-disclosure agreement or obligation with the Company, and (y) that such Investor takes commercially reasonable steps (at the Company’s sole expense) to minimize the extent of any required disclosure described in clause (iv) of the preceding proviso.

Section 4.9             Efforts to Consummate. Subject to the terms and conditions herein provided, each of the parties shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

Section 4.10           Adjusted EBITDA. The Company shall not intentionally take any action, or intentionally fail to take any action, in any such case, outside of the ordinary course of business, to artificially change Fiscal 2022 Adjusted EBITDA (as defined in the Certificate of Designations) for the primary purpose of causing an adjustment to the Conversion Price (as defined in the Certificate of Designations). For the avoidance of doubt, the immediately preceding sentence shall not prohibit or in any way restrict the taking or not taking of any action as may be required by applicable law or GAAP (or any interpretation thereof).

ARTICLE V.

Conditions to Initial closing and optional Share purchase closings

Section 5.1             Conditions to the Obligations of the Company and the Investors. The respective obligations of each of the Company and the Investors to effect the Initial Closing and any Optional Share Purchase Closing shall be subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the Initial Closing Date or the applicable Optional Share Purchase Closing Date, as applicable, of the following conditions:

(a)            no temporary or permanent order, judgment, injunction, ruling, writ or decree of any Governmental Entity (including in respect of a claim brought by a third party) shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending, or any applicable law shall be in effect enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement (“Restraints”); and

(b)           to the extent applicable, all required antitrust filings, notices and approvals shall have been made, given, or as applicable, received, and any waiting period associated therewith shall have expired or been terminated.

Section 5.2             Conditions to the Obligations of the Company to Effect the Initial Closing. The obligations of the Company to effect the Initial Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the Initial Closing Date of the following conditions:

(a)            the representations and warranties of the Investors contained in Article III shall be true and correct in all material respects as of the Initial Closing Date with the same effect as though made on and as of such date (other than those representations and warranties that address matters as of particular dates, which shall be true and correct in all material respects as of such dates);

(b)           each of the Investors shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Initial Closing; and

(c)            each of the Investors shall have delivered to the Company a certificate executed by an authorized officer of such Investor stating that the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied.

Section 5.3             Conditions to the Obligations of the Investors to Effect the Initial Closing. The obligations of the Investors to effect the Initial Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the Initial Closing Date of the following conditions:

(a)            the representations and warranties of the Company contained in Article II shall be true and correct in all respects as of the Initial Closing Date with the same effect as though made on and as of such date (other than those representations and warranties that address matters as of particular dates, which shall be true and correct as of such dates), except where the failure of such representations and warranties (other than the Company’s Fundamental Representations) to be so true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein) would not, individually or in the aggregate, have a Material Adverse Effect;

(b)           the Fundamental Representations of the Company contained in Article II shall be true and correct in all respects (other than for de minimis inaccuracies) as of the Initial Closing Date with the same effect as though made on and as of such date (other than those representations and warranties that address matters as of particular dates, which shall be true and correct as of such dates);

(c)           the Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Initial Closing; and

(d)           the Company shall have delivered to each of the Investors the deliverables set forth in Section 1.3(b) together with a certificate executed by an authorized officer of the Company stating that the conditions set forth in Sections 5.3(a), 5.3(b) and 5.3(c) have been satisfied.

Section 5.4             Conditions to the Obligations of the Company to Effect any Optional Share Purchase Closing. The obligations of the Company to effect any Optional Share Purchase Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the applicable Optional Share Purchase Closing Date of the following conditions:

(a)            the representations and warranties of the Exercising Investor contained in Article III shall be true and correct in all material respects as of the applicable Optional Share

Purchase Closing Date with the same effect as though made on and as of such date (other than those representations and warranties that address matters as of particular dates, which shall be true and correct in all material respects as of such dates);

(b)           the Exercising Investor shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement and the Certificate of Designations during the period from the Initial Closing Date to the applicable Optional Share Purchase Closing Date; and

(c)            the Exercising Investor shall have delivered to the Company a certificate executed by an authorized officer of the Exercising Investor stating that the conditions set forth in Sections 5.4(a) and Section 5.4(b) have been satisfied.

Section 5.5             Conditions to the Obligations of an Exercising Investor to Effect any Optional Share Purchase Closing. The obligations of the an Exercising Investor to effect any Optional Share Purchase Closing shall be further subject to the satisfaction (or waiver, if permissible under applicable law) on or prior to the applicable Optional Share Purchase Closing Date of the following conditions:

(a)            the representations and warranties of the Company contained in Article II shall be true and correct in all respects as of the applicable Optional Share Purchase Closing Date with the same effect as though made on and as of such date (other than those representations and warranties that address matters as of particular dates, which shall be true and correct as of such dates), except where the failure of such representations and warranties (other than the Company’s Fundamental Representations) to be so true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein) would not, individually or in the aggregate, have a Material Adverse Effect;

(b)           the Fundamental Representations of the Company contained in Article II shall be true and correct in all respects (other than for de minimis inaccuracies) as of the applicable Optional Share Purchase Closing Date with the same effect as though made on and as of such date (other than those representations and warranties that address matters as of particular dates, which shall be true and correct as of such dates);

(c)            the Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement and the Certificate of Designations during the period from the Initial Closing Date to the applicable Optional Share Purchase Closing Date; and

(d)           the Company shall have delivered to the Exercising Investor the deliverables set forth in Section 1.4(e)(ii) together with a certificate executed by an authorized officer of the Company stating that the conditions set forth in Sections 5.5(a), 5.5(b) and 5.5(c) have been satisfied.

ARTICLE VI.

Termination

Section 6.1             Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Initial Closing:

(a)            by the mutual written consent of the Company and the Investors;

(b)            by either the Company or the Investors upon written notice to the other, if the Initial Closing has not occurred on or prior to October 22, 2021 (the “Termination Date”); provided that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party if any breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or primarily resulted in the events specified in this Section 6.1(b);

(c)            by either the Company or the Investors if any Restraint enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement shall be in effect and shall have become final and non-appealable prior to the Initial Closing Date; provided that the party seeking to terminate this Agreement pursuant to this Section 6.1(c) shall have used reasonable best efforts to remove such Restraint to the extent applicable to such party or its Affiliates;

(d)           by the Investors if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b) and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Company of written notice of such breach or failure to perform from the Investors stating the Investors’ intention to terminate this Agreement pursuant to this Section 6.1(d) and the basis for such termination; provided that the Investors shall not have the right to terminate this Agreement pursuant to this Section 6.1(d) if the Investor is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a conditions set forth in Section 5.2(a) or Section 5.2(b);

(e)            by the Company if any of the Investors shall have breached any of their respective representations or warranties or failed to perform any of their covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b) and (ii) is incapable of being cured prior to the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) calendar days (but in no event later than the Termination Date) following receipt by the Investors of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 6.1(e) and the basis for such termination; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder which breach would give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b).

Section 6.2             Effect of Termination. Any termination of this Agreement as provided in Section 6.1 shall be effective upon delivery of written notice thereof to the other parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 6.2 and Article VII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of the Investors or the Company in connection with this Agreement, except that no such termination shall relieve any party hereto from liability for damages to another party resulting from a willful and material breach of this Agreement prior to the date of termination (including, for the avoidance of doubt, the failure to pay the Applicable Purchase Price for all of the Purchased Shares) or from Fraud.

ARTICLE VII.

MISCELLANEOUS

Section 7.1             Survival. Except in the case of Fraud, (i) the representations and warranties of the parties contained in Article II and Article III hereof made at the Initial Closing shall survive for twelve (12) months following the Initial Closing, and (ii) if applicable, the representations and warranties of the parties contained in Article II and Article III hereof made at any Optional Share Purchase Closing shall survive for twelve (12) months following such Optional Share Purchase Closing. All covenants and agreements of the parties contained herein shall survive the Initial Closing and any Optional Share Purchase Closing in accordance with their terms.

Section 7.2             Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and will become effective when one or more counterparts have been signed by a party and delivered to the other parties. Copies of executed counterparts of signature pages to this Agreement may be transmitted by PDF (portable document format) or facsimile and such PDFs or facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

Section 7.3             Governing Law.

(a)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)           Any dispute relating hereto shall be heard first in the Delaware Court of Chancery, and, if applicable, in any state or federal court located in of Delaware in which appeal from the Court of Chancery may validly be taken under the laws of the State of Delaware (each a “Chosen Court” and collectively, the “Chosen Courts”), and the parties agree to the exclusive jurisdiction and venue of the Chosen Courts. Such Persons further agree that any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and that any proceeding arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the foregoing Persons hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Person may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such Chosen Court or that any such proceeding brought in any such Chosen Court has been brought in an inconvenient forum.

(c)           Such Persons further covenant not to bring a proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court.

(d)           Process in any such proceeding may be served on any Person with respect to such Applicable Matters anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. Without limiting the foregoing, each such Person agrees that service of process on such party as provided in Section 7.6 shall be deemed effective service of process on such Person.

(e)            Waiver of Jury Trial. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 7.4             Entire Agreement; No Third Party Beneficiary. This Agreement, the Certificate of Designations, the Voting Agreements, the Expense Reimbursement Agreement and the Registration Rights Agreement contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.

Section 7.5             Expenses. Except as set forth in the letter agreement dated as of September 3, 2021 among the Company, Magnetar Capital LLC and White Hat Capital Partners LP, as amended to date (the “Expense Reimbursement Agreement”), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including accounting and legal fees, shall be paid by the party incurring such expenses.

Section 7.6             Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (c) if sent by e-mail transmission, with a copy sent on the same day in the manner provided in the foregoing clause (a) or (b), when transmitted and receipt is confirmed; and (d) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

If to the Company, to:

Comtech Telecommunications Corp.
68 South Service Road, Suite 230

Melville, New York 11747

E-mail: michael.porcelain@comtechtel.com
Attention: Michael D. Porcelain

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036
E-mail:  rcantone@proskauer.com; mellis@proskauer.com
Attention: Robert Cantone; Michael Ellis

If to the Investors, to the address set forth on the signature pages hereto with a copy (which shall not constitute notice) to:

Counsel to the Magnetar Investors:

Willkie Farr & Gallagher LLP

787 Seventh Avenue
New York, NY 10019-6099
E-mail:  ehalperin@willkie.com; sewen@willkie.com
Attention: Eric Halperin; Sean Ewen

Counsel to the White Hat Investor:

Schulte Roth & Zabel LLP

919 Third Avenue
New York, NY 10022
E-mail: Eleazer.Klein@srz.com
Attention: Eleazer Klein

Section 7.7             Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned in connection with a Transfer to a Permitted Transferee permitted by Section 4.3(a)(i), subject to the terms set forth therein. No other assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

Section 7.8         Headings.  The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 7.9        Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto. Any party hereto may, only by an instrument in writing, waive compliance by any other party or parties hereto with any term or provision hereof on the part of such other party or parties hereto to be performed or complied with. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

Section 7.10        Interpretation; Absence of Presumption.

(a)        For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits, and Schedules to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified; and (iv) the word “or” shall not be exclusive.

(b)       With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 7.11       Severability.  Any provision hereof that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof, provided, however, that the parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.

Section 7.12        Specific Performance.  The parties hereto agree that irreparable damage could occur and that the a party may not have any adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their terms or were otherwise breached. Accordingly, each party shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 7.13       Corporate Opportunities.  Subject to the proviso set forth in the penultimate sentence of this Section 7.13, the Company, on behalf of itself and its Subsidiaries, to the fullest extent permitted by applicable law, (a) acknowledges and affirms that the Investors or their Affiliates, portfolio companies and Representatives, including any Series A Director (the “Investor Group”): (i) have participated (directly or indirectly) and will continue to participate (directly or indirectly) in private equity, venture capital and other direct investments in corporations, joint ventures, limited liability companies and other entities (“Other Investments”), including Other Investments engaged in various aspects of businesses similar to those engaged in by the Company and its Subsidiaries (and related services businesses) that may, are or will be competitive with the Company’s or any of its Subsidiaries’ businesses or that could be suitable for the Company’s or any of its Subsidiaries’ interests, (ii) do business with any client, customer, vendor or lessor of any of the Company or its Affiliates or any other Person with which any of the Company or its Affiliates has a business relationship, (iii) have interests in, participate with, aid and maintain seats on the board of directors or similar governing bodies of, or serve as officers of, Other Investments, (iv) may develop or become aware of business opportunities for Other Investments; and (v) may or will, as a result of or arising from the matters referenced in this Section 7.13, the nature of the Investor Group’s businesses and other factors, have conflicts of interest or potential conflicts of interest, (b) hereby renounces and disclaims any interest or expectancy in any business opportunity (including any Other Investments or any other opportunities that may arise in connection with the circumstances described in the foregoing clauses (a)(i) through (a)(v) (each, a “Renounced Business Opportunity”)), (c) acknowledges and affirms that no member of Investor Group, including any Series A Director, shall have any obligation to communicate or offer any Renounced Business Opportunity to the Company or any of its Subsidiaries, and any member of Investor Group may pursue a Renounced Business Opportunity and (d) waives any claim against the Investor Group and each member thereof in connection with the foregoing, except, in the case of the foregoing clauses (b), (c) and (d), in the case of the Series A Director, for any such opportunity expressly offered to the Series A Director solely in his or her capacity as a director of the Company. The Company agrees that in the event that the Investor Group or any member thereof acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Investor Group and (y) the Company or its Subsidiaries, a member of the Investor Group shall not have any duty to offer or communicate information regarding such corporate opportunity to the Company or its Subsidiaries, except in the case of the Series A Director, for any such opportunity expressly offered to the Series A Director solely in his or her capacity as a director of the Company. To the fullest extent permitted by applicable law and except as set forth in this Section 7.13, the Company hereby waives any claim against the Investor Group and each member thereof that such member or the Investor Group is liable to the Company or its stockholders for breach of any fiduciary duty solely by reason of the fact that the Investor Group or such member of the Investor Group (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another Person or (C) does not communicate information regarding such corporate opportunity to the Company.

Section 7.14        Net Funding.  In order to simplify the cash movements in respect of the payment of the purchase price set forth in Section 1.1 or the payment of any purchase price in connection with an Optional Share Purchase Closing in accordance with Section 1.4 and the reimbursement amount pursuant to the Expense Reimbursement Agreement, the Company and the Investors hereby agree that, at the option of the Investors, the then-outstanding reimbursement amount payable pursuant to the Expense Reimbursement Agreement shall, subject to the terms of the Expense Reimbursement Agreement, be deducted from such purchase price, whereupon, following the payment of such reduced purchase price amount, all obligations of the Investors under this Agreement in connection with its payment of such purchase price set forth in Section 1.1 or Section 1.4, as applicable, shall be deemed to have been satisfied in full as if the Investors had paid the full amount of the purchase price set forth in Section 1.1 or Section 1.4, as applicable to the Company. For the avoidance of doubt, the aggregate amount reimbursable pursuant to the Expense Reimbursement Agreement (by way of deduction from the applicable purchase price hereunder pursuant to this Section 7.14 at the Initial Closing or any Optional Share Purchase Closing, or otherwise) shall not exceed $600,000 in the aggregate.

Section 7.15       Public Announcement.  Subject to each party’s disclosure obligations imposed by applicable law or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor any Investor will make any such news release or public disclosure (other than the Press Release) without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each party shall reasonably coordinate with the party whose consent is required with respect to any such news release or public disclosure. Notwithstanding the foregoing, this Section 7.15 shall not apply to any press release or other public statement made by the Company or an Investor (a) that is consistent with prior disclosure and does not contain any information relating to the transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made to its auditors, attorneys, accountants, financial advisors, limited partners or other Permitted Transferees.

(The next page is the signature page)

The parties have caused this Subscription Agreement to be executed as of the date first written above.

COMPANY

Comtech Telecommunications Corp.

By:	/s/ Michael D. Porcelain
Name: Michael D. Porcelain
Title: President and Chief Operating Officer

[Signature Page to Subscription Agreement]

INVESTORS

MAGNETAR STRUCTURED CREDIT FUND, LP
By: Magnetar Financial LLC, its general partner

By:	/s/ Karl Wachter
Name: Karl Wachter
Title: General Counsel

MAGNETAR LONGHORN FUND LP
By: Magnetar Financial LLC, its investment manager

By:	/s/ Karl Wachter
Name: Karl Wachter
Title: General Counsel

PURPOSE ALTERNATIVE CREDIT FUND - F LLC
By: Magnetar Financial LLC, its investment manager

By:	/s/ Karl Wachter
Name: Karl Wachter
Title: General Counsel

PURPOSE ALTERNATIVE CREDIT FUND - T LLC
By: Magnetar Financial LLC, its investment manager

By:	/s/ Karl Wachter
Name: Karl Wachter
Title: General Counsel

[Signature Page to Subscription Agreement]

MAGNETAR LAKE CREDIT FUND LLC
By: Magnetar Financial LLC, its manager

By:	/s/ Karl Wachter
Name: Karl Wachter
Title: General Counsel

[Signature Page to Subscription Agreement]

White Hat Strategic Partners LP
By: White Hat SP GP LLC, its General Partner

By:	/s/ Mark Quinlan
Name: Mark Quinlan
Title: Managing Member

[Signature Page to Subscription Agreement]

EXHIBIT A
DEFINED TERMS

1.            The following capitalized terms have the meanings indicated:

“Activist Investor” means, as of any date, any Person (other than an Investor or any of its Affiliates, as of the date hereof) that has been identified on the most recent “SharkWatch 50” list, or any publicly disclosed Affiliate funds of such Person.

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person.

“Board of Directors” means the Company’s board of directors.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Bylaws” means the Third Amended and Restated Bylaws of the Company, dated as of September 26, 2017, as the same may be further amended, supplemented or restated.

“Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on August 18, 2006, as the same may be further amended, supplemented or restated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control” (including its correlative meanings “under common Control with,” “Controlled by” and “Controlling”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks, or any escalation or worsening of any of the foregoing (including any subsequent waves).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, return to work, employment or human resources law, safety or similar law, directive, guideline or recommendation promulgated by any applicable industry group or Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Credit Agreement” has the meaning set forth in the Certificate of Designations.

“DGCL” means the General Corporation Law of the State of Delaware (as amended from time to time).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Documents” means all material “employment benefit plans” as defined in Section 3(3) of ERISA that are maintained or sponsored by the Company or its Subsidiaries for the benefit of their respective current or former employees and with respect to which the Company or its Subsidiaries have any liability.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Issuance” has the meaning set forth in the Certificate of Designations.

“Fraud” means actual, not constructive, common law fraud (under the laws of the State of Delaware), committed with scienter, in the making of the representations and warranties expressly given in this Agreement.

“Fundamental Representations” means the representations and warranties set forth in Section 2.1(a), Section 2.2(a), Section 2.2(b)(i), Section 2.2(c), Section 2.4, Section 2.12, Section 3.1, Section 3.2(a), Section 3.2(c) and Section 3.6.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Government Official” means any officer or employee of a foreign governmental authority or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such foreign governmental authority or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials of the governments of the United States, the several states thereof, any local subdivision of any of them or any agency, department or unit of any of the foregoing.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality.

“Hazardous Substance” means any waste, substance, product or material defined or regulated as “hazardous” or “toxic” by any applicable law, rule, regulation or order described in the definition of “Requirements of Environmental Law,” including petroleum and any fraction thereof, and any radioactive materials and waste.

“Indemnification Agreement” means the Indemnification Agreement between the Company and the Series A Director in substantially the form attached as Exhibit 10(k) to the Company’s Annual Report on Form 10-K for the for the fiscal year ended July 31, 2021.

“Investment Company Act” mean the Investment Company Act of 1940, as amended.

“Magnetar Investors” means Magnetar Structured Credit Fund, LP, Magnetar Longhorn Fund LP, Purpose Alternative Credit Fund - F LLC, Purpose Alternative Credit Fund - T LLC and Magnetar Lake Credit Fund LLC.

“Material Adverse Effect” means a material adverse effect upon the financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any change, development, occurrence or event affecting the industry in which the Company and its Subsidiaries operate; (b) any conditions affecting the United States general economy or the general economy in any geographic area in which the Company or its Subsidiaries operate or developments or changes therein or the financial and securities markets and credit markets in the United States or elsewhere in the world; (c) political conditions, including the continuation, occurrence, escalation, outbreak or worsening of any hostilities, war, political action, acts of terrorism, sabotage or military conflicts, whether or not pursuant to the declaration of an emergency or war; (d) any conditions resulting from the existence, occurrence, continuation or worsening of any force majeure events, including any earthquakes, floods, hurricanes, tornadoes, tropical storms, fires or other natural or manmade disasters, any epidemic, pandemic (including COVID-19 or COVID-19 Measures or any change in COVID-19 Measures or interpretations thereof) or other similar outbreak (including any non-human epidemic, pandemic or other similar outbreak) or any other national, international or regional calamity; (e) changes in any law (including COVID-19 Measures or interpretations thereof), rule, regulation or GAAP; (f) changes in the market price or trading volume of the Common Stock or any other equity, equity-related or debt securities of the Company or its Affiliates (it being understood that the underlying circumstances, events or reasons giving rise to any such change can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (g) any failure to meet any internal or public projections, forecasts, estimates or guidance for any period (it being understood that the underlying circumstances, events or reasons giving rise to any such failure can be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur); (h) the announcement, execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, partners, vendors or any other third Person; (i) any actions taken by, or at the written request of, the Investors; and (j) any action, suit or proceeding arising from allegations of breach of fiduciary duty or otherwise relating to this Agreement or the transactions contemplated hereby by any stockholder of the Company; provided, that any of the matters described in clauses (a), (b) or (c), will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred to the extent that such matter disproportionately and adversely affects the Company and its Subsidiaries, taken as a whole, as compared with other companies operating in the industry in which the Company and its Subsidiaries operate.

“Permitted Liens” means any liens incurred by the Investors or their respective Affiliates, restrictions arising under applicable federal and state securities laws, or restrictions imposed by this Agreement, the Certificate of Designations or the Registration Rights Agreement, as well as, except for purposes of Section 1.1 and Section 2.4(c) any of the following: (i) liens for

Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) pledges or deposits to secure obligations pursuant to workers’ compensation law or similar legislation or to secure public or statutory obligations; (iv) pledges or deposits to secure the performance of appeal bonds, fidelity bonds and other obligations of a similar nature, in each case in the ordinary course of business; (v) easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances), and zoning, building and other similar codes or restrictions, in each case imposed by any governmental authority having jurisdiction over any real property and that do not adversely affect in any material respect, and are not violated by, the current use, operation or occupancy of such real property or the operation of the business of the Company and its Subsidiaries thereon; (vi) liens the existence of which are disclosed in the notes to the most recent consolidated financial statements of the Company included in the SEC Documents; (vii) any non-exclusive license of any intellectual property granted by the Company or any of its Subsidiaries in the ordinary course of business; and (viii) liens to secure indebtedness under the Credit Agreement.

“Permitted Transferee” means (i) any investment fund, investment vehicle or account Controlled by any Investor or any Affiliate thereof, or (ii) any shareholder, limited partner, limited liability company member, other equityholder or Affiliate of any Investor or any such investment fund, investment vehicle or account thereof as a result of any distribution.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

“Personal Data” has the same meaning as “personal data,” “personal information,” or other analogous terms under Privacy Requirements, including information that allows the identification of a natural person or any data that, if it were subject to unauthorized access, would require notification under Privacy Requirements to the data subject.

“Registration Rights Agreement” means the Registration Rights Agreement by and among the Company and the Investors, in the form attached to the Agreement as Exhibit D.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.

“Representatives” means a Persons’ Affiliates, employees, agents, consultants, accountants, attorneys or financial advisors and direct or indirect members or partners or Affiliates of the foregoing.

“Requirements of Environmental Law” means all requirements imposed by any law, rule, regulation, or order of any governmental authority which relate to (a) the environment, (b) the preservation or reclamation of natural resources, (c) the generation, management, Release or threatened Release of any Hazardous Substance, or (d) health and safety matters.

“Restricted Securities” means any equity security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such equity security will cease to be a Restricted Security upon the earliest to occur of the following events:

(a)	such equity security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;

(b)	such equity security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such equity security ceases to constitute a “restricted security” (as defined in Rule 144); and

(c)	(i) such equity security is eligible for resale, by a Person that is not an Affiliate of the Company and that has not been an Affiliate of the Company during the immediately preceding three (3) months, pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice; and (ii) the Company has received such certificates or other documentation or evidence as the Company may reasonably require to determine that such equity security is eligible for resale pursuant to clause (i) and the holder or beneficial owner of such equity security is not, and has not been during the immediately preceding three (3) months, an Affiliate of the Company.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means all reports, schedules, registration statements, proxy statements and other documents (including all amendments, exhibits and schedules thereto) filed by the Company with the SEC on or after January 1, 2019.

“Securities Act” means the Securities Act of 1933, as amended.

“Standstill Termination Event” means the Current CEO shall not have ceased serving as the Company’s Chief Executive Officer as of on or prior to December 31, 2021.

“Stock Plans” means the Company’s 2000 Stock Incentive Plan, as amended, and 2001 Employee Stock Purchase Plan.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (x) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Tax” and “Taxes” means all federal, state, local and foreign taxes (including, without limitation, income, franchise, property, sales, withholding, payroll and employment taxes), assessments, fees or other charges imposed by any Governmental Entity, including any interest, additions to tax or penalties applicable thereto.

“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

“Transfer” means, with respect to the applicable securities, any direct or indirect (a) sale, transfer, hypothecation, assignment, gift, bequest or disposition of such securities by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any lien or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings, but excluding any conversion or exchange of securities in connection with a merger or other business combination involving the Company) or (b) grant of any option, warrant or other right to purchase such securities. The term “Transferred” shall have a correlative meaning.

“Voting Agreements” means the separate Voting Agreements by and between the Company and each of the Investors, in the form attached to the Agreement as Exhibit G.

“Voting Right Expiration Date” has the meaning set forth in the Certificate of Designations.

“White Hat Investor” means White Hat Strategic Partners LP.

2.            The following terms are defined in the Sections of the Agreement indicated:

INDEX OF TERMS

Term	Section

Agreement	Preamble
Applicable Matters	7.3(b)
Applicable Purchase Price	1.1
Board Observer	4.1(b)
Certificate of Designations	1.1
Chosen Court	7.3(b)
Common Stock	2.4(a)
Company	Preamble
Confidential Information	4.8
Conversion Shares	2.4(c)
Current CEO	4.2(b)
Disclosure Schedule	Article II
Disclosure Update	1.4(d)
Exercise Notice	1.4(b)
Exercise Period	1.4(a)
Exercising Investor	1.4(b)
Expense Reimbursement Agreement	7.5
Financial Statements	2.7
Initial Closing	1.2
Initial Closing Date	1.2
Investor	Preamble
Investor Group	7.13
Optional Share Purchase Closing	1.4(c)
Optional Shares	1.4(a)
Optional Shares Election Option	1.4(a)
Other Investments	7.13
Preferred Stock	2.4(a)
Press Release	4.2
Privacy Requirements	2.19
Purchased Shares	1.1
Renounced Business Opportunity	7.13
Restraints	5.1(a)
Series A Director	4.1(a)
Series A Preferred Stock	Recitals
Termination Date	6.1(b)
Transfer Notice	4.4(d)

Exhibit B

Investors

Investor	Purchased Shares	Applicable Purchase Price for the Purchased Shares	Optional Shares	Applicable Purchase Price for the Optional Shares
Magnetar Structured Credit Fund, LP	22,080	$22,080,000	5,520	$5,520,000
Magnetar Longhorn Fund LP	4,880	$4,880,000	1,220	$1,220,000
Purpose Alternative Credit Fund - F LLC	15,200	$15,200,000	3,800	$3,800,000
Purpose Alternative Credit Fund - T LLC	2,400	$2,400,000	600	$600,000
Magnetar Lake Credit Fund LLC	35,440	$35,440,000	8,860	$8,860,000
White Hat Strategic Partners LP	20,000	$20,000,000	5,000	$5,000,000
Total:	100,000	$100,000,000	25,000	$25,000,000

B-1